Exhibit 99.1

Heritage Completes Purchase of Zephyr Acquisition Company

Clearwater, Fla., Mar 21, 2016 – Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a property and casualty insurance holding company, today announced it has completed its previously announced acquisition of Zephyr Acquisition Company (“ZAC”) and its wholly-owned subsidiary, Zephyr Insurance Company (“Zephyr”), a specialty insurance provider. The transaction provides Heritage an immediate presence in the state of Hawaii.

The purchase price of approximately $134 million was $14 million higher than originally projected because Zephyr had higher earnings in the second half of 2015 and the first quarter of 2016, resulting in a corresponding increase in shareholder’s equity. The increased purchase price will not impact the goodwill associated with the acquisition.

Bruce Lucas, Chairman and CEO said, “The acquisition of Zephyr Insurance is a major step in our diversification process. Zephyr will add over $60 million of voluntary premium to our book and add strategic diversification to our platform. Zephyr is an established company with an experienced management team and we are working toward a seamless integration.”

Zephyr’s President and CEO Richard Toyama added, “Zephyr is proud to be known as a prominent and leading residential insurance provider in Hawaii and we look forward to continuing to serve our policyholders with superior customer service. We are excited to team up with Heritage to strengthen our overall product and capabilities.”

As part of Heritage, Zephyr will continue to be based in Hawaii to serve the needs of policyholders within the state. Zephyr celebrated its 15 year anniversary in 2015.

About Heritage

Heritage Insurance Holdings, Inc. is a property and casualty insurance holding company headquartered in Clearwater, Florida. Its subsidiary, Heritage Property & Casualty Insurance Company, writes over $590 million of personal and commercial residential premium through a large network of experienced agents. Heritage is led by a seasoned senior management team with an average of 31 years of insurance industry experience.

Forward Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; insurance agents; claims experience;

ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 which was filed with the Securities and Exchange Commission on March 8, 2016. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Heritage Insurance Holdings Inc.

Investor Contacts:

Stephen Rohde, CFO

727-362-7204

srohde@heritagepci.com

or

Melanie Skijus, Investor Relations Director

727-362-7262

mskijus@heritagepci.com

Source: Heritage Insurance Holdings, Inc.